Exhibit 10.2

SECOND AMENDED AND RESTATED SECURITYHOLDERS’ AGREEMENT

THIS AGREEMENT is made as of the 30th day of June, 2009 by IESI-BFC Ltd., a corporation amalgamated under the laws of the Province of Ontario (the “Corporation”), IESI-BFC Holdings Inc.., a corporation incorporated under the laws of Canada (“Newco”), and IESI Corporation, a corporation formed under the laws of the State of Delaware (“IESI”), as trustee on behalf of the IESI Owners as described in Section 5.1.

RECITALS:

WHEREAS on January 21, 2005, 4264126 Canada Limited (“Fund Newco”) acquired all of the outstanding shares of common stock, par value $0.01 per share, of IESI (the “Common Stock”) and (ii) certain stockholders of IESI received shares of IESI’s participating preferred stock, par value $0.01 per share (the “Preferred Shares”);

WHEREAS, in connection with and as a condition to the completion of the transactions described above, BFI Canada Income Fund (the “Fund”) and Fund Newco entered into a securityholders’ agreement among the Fund, Fund Newco and IESI, dated January 21, 2005, as amended as of November 3, 2005 (the “Original Agreement”), to provide the IESI Owners with the rights specified in the Prior Agreement;

WHEREAS the Original Agreement was amended effective September 30, 2008 to clarify certain wording to better reflect the parties’ intention;

WHEREAS the Original Agreement was amended and restated effective October 1, 2008 (the “Prior Agreement”) in connection with the conversion of the Fund to a corporation, BFI Canada Ltd. (the “Conversion”);

WHEREAS in connection with the Conversion, Fund Newco and 6818432 Canada Limited amalgamated on October 1, 2008 to form a new corporation, IESI Holdings Inc.;

WHEREAS on May 27, 2009 BFI Canada Ltd. amalgamated with IESI-BFC Ltd., with the amalgamated entity continuing under the name IESI-BFC Ltd.;

WHEREAS pursuant to a reorganization to be completed on the date hereof (the “Reorganization”) all the issued and outstanding common stock in the capital of IESI will be transferred to Newco and IESI Holdings Inc. will no longer be a direct or indirect holder of common stock in the capital of IESI;

WHEREAS Newco has agreed to assume all of the benefits and obligations of IESI Holdings Inc. under the Prior Agreement, in substitution for IESI Holdings Inc., and IESI Holdings Inc. shall no longer be entitled to or bound thereby;

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Agreement, the following terms have the following meanings:

1.1.1                        “Agreement”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof”, and similar expressions refer to this Securityholders’ Agreement and not to any particular Article, Section, subsection, clause, subdivision or other portion hereof and include any and every instrument supplemental or ancillary hereto;

1.1.2                        “BFI Cash” has the meaning given to that term in Section 2.8.1;

1.1.3                        “BFI Exchange Right” has the meaning given to that term in Section 2.8.1;

1.1.4                        “BFI Shares” has the meaning given to that term in Section 2.8.1;

1.1.5                        “Business Day” means any day except Saturdays, Sundays and statutory holidays in the Province of Ontario or in the State of New York;

1.1.6                        “CDS” means CDS Clearing and Depository Services Inc.;

1.1.7                        “CDS Participant” means a broker, dealer, bank, other financial institution or other Person who, directly or indirectly, from time to time, effects book-based transfers with CDS and pledges of securities deposited with CDS;

1.1.8                        “Closing Date” has the meaning given to that term in Section 2.4;

1.1.9                        “Corporation” has the meaning given to that term in the preamble to this Agreement;

1.1.10                  “Corporation Election” has the meaning given to that term in Section 2.3;

1.1.11                  “Corresponding Cash Dividend” has the meaning given to that term in the certificate of incorporation of IESI;

1.1.12                  “Demand Cash Right” has the meaning given to that term in Section 2.3;

1.1.13                  “Demand Registration” has the meaning given to that term in Section 4.4.1;

1.1.14                  “Determination Date” means the Business Day prior to the date of delivery of the Exchange Notice;

1.1.15                  “Directors” means the directors of the Corporation;

1.1.16                  “Distribution” means a distribution of Shares to the public by way of a Prospectus under Securities Laws in any applicable jurisdiction in Canada;

1.1.17                  “Distribution Cash” means the gross proceeds received by the Corporation from a Distribution of the aggregate applicable number of Exchange Shares less the aggregate of (i) Selling Expenses actually incurred in connection with such Distribution and (ii) 50% of any and all applicable Distribution Expenses actually incurred in connection with such Distribution;

1.1.18                  “Distribution Cash Transaction” has the meaning given to that term in Section 2.3;

1.1.19                  “Distribution Expenses” means all reasonable third party out-of-pocket expenses incurred by the Corporation and the IESI Owner(s) in connection with a Distribution, including, without limitation, all distribution and filing fees, printing expenses, French translator costs, fees and disbursements of outside counsel for the Corporation and the IESI Owner(s) and independent public accountants or chartered accountants for the Corporation, fees and expenses incurred in connection with complying with applicable securities laws, stock exchange listing fees, transfer taxes and fees of transfer agents and registrars, but excluding any Selling Expenses;

1.1.20                  “Effective Date” means June 30, 2009;

1.1.21                  “Exchange Consideration” means Exchange Shares or Market Cash or Distribution Cash, as applicable;

1.1.22                  “Exchange Consideration Option” has the meaning given to that term in Section 2.3;

1.1.23                  “Exchange Notice” has the meaning given to that term in Section 2.2;

1.1.24                  “Exchange Ratio” means 100:1 being one hundred (100) Shares for one (1) Preferred Share, as adjusted from time to time in accordance with Article 3 and as adjusted for any stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, reorganization, merger, consolidation or other similar event relating to IESI;

1.1.25                  “Exchange Rights” means the rights of the IESI Owners to exchange their Preferred Shares for Shares and/or, in certain circumstances, cash, pursuant to and in accordance with this Agreement;

1.1.26                  “Exchange Shares” means, with respect to the exercise of an Exchange Right pursuant to Section 2.2, the number of Shares equal to the product of (i) the number of Preferred Shares subject to the corresponding Exchange Notice; and (ii) the then applicable Exchange Ratio;

1.1.27                  “Fund” has the meaning given to that term in the recitals to this Agreement;

1.1.28                  “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations adopted pursuant to that act, as amended;

1.1.29                  “IESI” has the meaning given to that term in the preamble to this Agreement;

1.1.30                  “IESI Owner” means any holder of Preferred Shares on the Transaction Agreement Closing Date or any Permitted Transferee thereof pursuant to and in accordance with the terms of the Preferred Shares as contained in the certificate of incorporation of IESI;

1.1.31                  “IESI Fully Diluted Basis” means, at any time, the number of Shares that would be outstanding at that time if all outstanding options and rights (including the Exchange Rights with respect to all then outstanding Preferred Shares but excluding all incentive-based options and rights issued to employees) to acquire Shares were exercised;

1.1.32                  “IESI Retained Interest” means collectively, at any time (i) the aggregate number of Shares that may be acquired by the IESI Owners assuming the exercise in full of the Exchange Rights, based on the aggregate number of Preferred Shares that are beneficially owned at the relevant time by the IESI Owners and on the Exchange Ratio then in effect, together with (ii) the sum of (A) the aggregate number of Shares acquired through such exercise of the Exchange Rights that are owned beneficially at the relevant time by the IESI Owners, (B) the aggregate number of Shares acquired through the exercise of preemptive rights granted, pursuant to the terms of this Agreement, in respect of the Preferred Shares to acquire additional Shares, that are owned beneficially at the relevant time by the IESI Owners, and (C) the aggregate number of Shares, if any, issued to IESI Owners pursuant to Article VI of the Transaction Agreement and beneficially owned by such persons at the relevant time (provided that such numbers of Shares shall be deemed to include Shares acquired under the plan of arrangement involving the Corporation effective October 1, 2008);

1.1.33                  “Mandatory Exchange” has the meaning given to that term in Section 2.9;

1.1.34                  “Mandatory Exchange Notice” has the meaning given to that term in Section 2.9;

1.1.35                  “Mandatory Exchange Notice Period” has the meaning given to that term in Section 2.9;

1.1.36                  “Mandatory Exchange Triggering Event” means (i) the occurrence of the date which is the fifth (5th) anniversary of the Transaction Agreement Closing Date (“Five Year Event”); (ii) in the event that there are outstanding Preferred Shares representing at least twenty percent (20%) of the number of outstanding Preferred Shares as of the Transaction Agreement Closing Date, the failure by the Corporation to make three consecutive regular dividends to the holders of its Shares solely as a result of the prohibition on dividends under the articles of the Corporation (the “Articles”) or, in the event that there are outstanding Preferred Shares representing less than twenty percent (20%) of the number of outstanding Preferred Shares as of the Transaction Agreement Closing Date, any failure by the Corporation to make a regular dividend to the holders of its Shares solely as a result of the prohibition on distributions in its Articles; (iii) if there are outstanding Preferred Shares representing less than five percent (5%) of the number of outstanding Preferred Shares as of the Transaction Agreement Closing Date; or (iv) IESI Owners holding more than fifty percent (50%) of the Preferred Shares then outstanding vote or consent in writing to permit the Corporation to initiate a Mandatory Exchange in accordance with Section 2.9 of this Agreement (which vote or consent pursuant to this clause (i) may also (but need not) restrict the IESI Owners’ right to elect Distribution Cash pursuant to the Exchange Consideration Option following the date of delivery of the relevant Mandatory Exchange Notice);

1.1.37                  “Market Cash” means the product of (x) the Market Price (determined as of the Determination Date) of the relevant Exchange Shares which would otherwise be required to be delivered to an IESI Owner pursuant to the exercise of an Exchange Right and (y) ninety-nine percent (99%);

1.1.38                  “Market Cash Election” has the meaning given to that term in Section 2.3;

1.1.39                  “Market Price” means, as of any given date, the price per Share on the Toronto Stock Exchange based on the weighted average trading price for the three trading days ending on and including such date;

1.1.40                  “Newco” has the meaning given to that term in the preamble to this Agreement;

1.1.41                  “Newco Notes” means unsecured, subordinated notes of Newco;

1.1.42                  “Newco Shares” means common shares in the capital of Newco;

1.1.43                  “New Issuance” has the meaning given to that term in Section 4.7.1;

1.1.44                  “Observer” has the meaning given to that term in Section 4.8.3;

1.1.45                  “Offer” means an offer to acquire Shares which would constitute a “take-over bid” or an “issuer bid” as those terms are defined in the Securities Act;

1.1.46                  “Owner Election Amount” has the meaning given to that term in Section 4.7.1;

1.1.47                  “Permitted Transferee” means the recipient of securities which were transferred in accordance with and subject to the transfer restrictions regarding Preferred Shares contained in the certificate of incorporation of IESI (as though such securities were Preferred Shares thereunder);

1.1.48                  “Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator, or other legal person, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

1.1.49                  “Piggy-Back Cash Right” has the meaning given to that term in Section 2.3;

1.1.50                  “Piggy-Back Notice” has the meaning given to that term in Section 4.5.1;

1.1.51                  “Piggy-Back Registration” has the meaning given to that term in Section 4.5.2;

1.1.52                  “Pre-emption Notice” has the meaning given to that term in Section 4.7.1;

1.1.53                  “Prospectus” means a “preliminary prospectus” and a “prospectus” as those terms are used in the Securities Act, including all amendments and supplements thereto;

1.1.54                  “Qualifying IESI Owner” has the meaning given to that term in Section 4.7.1;

1.1.55                  “Qualifying Shares” means any Shares issued by the Corporation to an IESI Owner pursuant to Article 2 or Section 4.7 of this Agreement or pursuant to Article VI of the Transaction Agreement  and held by an IESI Owner or a Permitted Transferee at the relevant time;

1.1.56                  “Registrable Securities” means any Qualifying Shares; provided that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been distributed to the public pursuant to a Distribution or sold to the public through a broker, dealer, or market maker in compliance with the applicable Securities Laws;

1.1.57                  “Requesting Holders” means the IESI Owner(s) requesting a Demand Registration pursuant to Section 4.4 hereof;

1.1.58                  “Securities Act” means the Securities Act (Ontario), as it may be amended from time to time, and any successor legislation;

1.1.59                  “Securities Laws” means, collectively, the applicable securities laws of each of the provinces and territories of Canada and the respective regulations and rules made under those securities laws, together with all applicable blanket orders and rulings of the securities commissions and the securities legislation of such jurisdictions;

1.1.60                  “Selling Expenses” means the underwriting fees, discounts and/or selling commissions applicable to a particular Distribution;

1.1.61                  “Shares” means common shares in the capital of the Corporation;

1.1.62                  “Subsidiary” means any entity in respect of which another entity has the right to vote at least a majority of the securities entitled to vote for the election of directors or members of a similar governing body;

1.1.63                  “Thayer” means, collectively, TC Equity Partners IV, L.L.C. and Thayer | Hidden Creek Management, L.P.;

1.1.64                  “Thayer Condition” means the beneficial ownership by Thayer and/or one or more Permitted Transferees of a majority in interest of the IESI Retained Interest;

1.1.65                  “Transaction Agreement” means the transaction agreement dated as of November 28, 2004, among IESI, Fund Newco, the Fund and BFI Merger Sub Inc., as amended, supplemented or restated from time to time;

1.1.66                  “Transaction Agreement Closing Date” means January 21, 2005; and

1.1.67                  “Valid Business Reason” has the meaning given to that term in Section 4.4.2.5.

1.2                               Heading

The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles or Sections are to Articles or Sections of this Agreement.

1.3                               Gender and Number

In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa.

1.4                               Day Not a Business Day

In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a Business Day.

1.5                               Currency

Except where otherwise expressly provided, all references herein to dollar amounts are references to dollars in the lawful currency of the United States.

ARTICLE 2
EXERCISE OF EXCHANGE RIGHT

2.1                               Exercise

The Corporation and Newco hereby agree that, from and after the date of this Agreement, each IESI Owner shall be entitled to exchange, at any time or from time to time, all or some of its Preferred Shares for the applicable Exchange Consideration in accordance with the terms of this Agreement (the “Exchange Right”).

2.2                               Exchange Notice

An IESI Owner may exercise the Exchange Right by delivering to Newco, during regular business hours in accordance with Section 7.3 or at such other place as may be designated by Newco, a written notice (an “Exchange Notice”) stating:

2.2.1                        the number of Preferred Shares the IESI Owner wishes to exchange;

2.2.2                        subject to Section 2.3, whether such IESI Owner is requesting Shares or in the event that such IESI Owner is entitled to the Exchange Consideration Option, whether such IESI Owner is requesting Shares or Distribution Cash;

2.2.3                        if such IESI Owner is requesting Shares in respect of an exercise of the Exchange Right, that the IESI Owner is aware that any Shares delivered to the IESI Owner have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “1933 Act”) and that the Shares may not be offered or sold in the United States without registration under the 1933 Act or compliance with requirements of an exemption from such registration;

2.2.4                        if such IESI Owner is requesting Shares in respect of an exercise of the Exchange Right, that the IESI Owner will not (i) offer or sell any Shares delivered to such IESI Owner pursuant to the exercise of the Exchange Right in violation of any applicable federal or state securities laws of the United States or (ii) resell any Shares delivered to such IESI Owner pursuant to the exercise of the Exchange Right except in accordance with the Securities Laws and the applicable rules of the Toronto Stock Exchange;

2.2.5                        if such IESI Owner is requesting Shares in respect of an exercise of the Exchange Right, the IESI Owner’s account particulars and other details necessary to record through CDS or a CDS Participant the IESI Owner’s interest in any Shares delivered to such IESI Owner pursuant to the exercise of the Exchange Right;

2.2.6                        if such IESI Owner is entitled to the Exchange Consideration Option and elects to receive Distribution Cash, the account to which such cash should be delivered pursuant to Section 2.4;

2.2.7                        if such IESI Owner is requesting Shares in respect of an exercise of the Exchange Right, whether such IESI Owner is an “accredited investor” under Rule 501(a) under the 1933 Act;

2.2.8                        that such IESI Owner has good title to and owns the Preferred Shares that are subject to the Exchange Notice free and clear of all liens, charges, security interests, pledges, adverse claims and encumbrances; and

2.2.9                        if such IESI Owner is requesting Shares in respect of an exercise of the Exchange Right, that all necessary filings have been made under the HSR Act, if applicable, and all applicable waiting periods in connection with such filings have expired.

2.3                               Exchange Consideration

In connection with an exercise by IESI Owner(s) of an Exchange Right, such IESI Owner(s) shall be entitled to elect to receive (i) Exchange Shares or, (ii) subject to Section 2.9, in the event that such IESI Owner(s) would have the right to request a Piggy-Back Registration (“Piggy-Back Cash Right”) or a Demand Registration (“Demand Cash Right”) at such time (assuming the IESI Owner(s) exercising the Exchange Right at such time held the Shares they would be entitled to receive pursuant to the exchange), Distribution Cash (such right to elect Distribution Cash, an IESI Owner’s “Exchange Consideration Option”).  To the extent that an IESI Owner is not entitled to an Exchange Consideration Option, the form of Exchange Consideration delivered to an IESI Owner shall be Shares; provided that if an IESI Owner exercising its Exchange Right does not represent to Newco pursuant to Section 2.2.7 that such IESI Owner is an “accredited investor”, within three (3) Business Days of receipt of the applicable Exchange Notice, the Corporation shall be entitled to elect whether to deliver to such IESI Owner Shares or Market Cash (an election to deliver Market Cash, a “Market Cash Election”).  In the event that the Exchange Consideration is Distribution Cash, (i) if Distribution Cash has been elected by an IESI Owner pursuant to a Demand Cash Right, the corresponding Distribution shall be conducted in accordance with the procedures specified in Section 4.4 and including, for the avoidance of doubt, Section 4.4.6 as if such Distribution were a Demand Registration, as if such IESI Owner(s) were Requesting Holder(s) thereunder, entitled to the rights specified in such section, including, without limitation, the right to terminate such distribution and withdraw the relevant Exchange Notice at any time prior to the closing thereof (provided, that notwithstanding Section 4.4.6, no withdrawal shall be permitted after the date the Corporation signs an underwriting agreement with respect to such Distribution) and (ii) if Distribution Cash has been elected by the IESI Owner pursuant to a Piggy-Back Cash Right, the corresponding Distribution shall be conducted in accordance with the procedures specified in Section 4.6 (any such transaction, a “Distribution Cash Transaction”).  In connection with an exercise of the Exchange Right and as specified in Section 2.11, the Corporation shall guarantee the performance of the obligations of Newco and, in the event that there is a legal restriction or impediment to Newco’s honoring the Exchange Right or exercising the BFI Exchange Right (as defined below), the Corporation shall designate (and will guarantee the performance of) another wholly-owned subsidiary of the Corporation, to deliver the applicable Exchange Consideration to an IESI Owner (a “Corporation Election”); provided that, for the avoidance of doubt, no such designation shall release the Corporation from its obligations hereunder.

2.4                               Exchange Closing

Upon the delivery of an Exchange Notice, the Exchange Consideration shall be delivered by Newco (or, in the event of a Corporation Election, another applicable wholly-owned subsidiary of the Corporation) to the requesting IESI Owner as promptly as practicable and in no event later than (i) three (3) Business Days after delivery of such Exchange Notice in the event that the Exchange Consideration is paid in Shares, (ii) five (5) Business Days after delivery of such Exchange Notice in the event that the Exchange Consideration is paid in Market Cash and (iii) in the event the Corporation undertakes a Distribution Cash Transaction pursuant to exercise of an IESI Owner’s Demand Cash Right or in connection with an IESI Owner’s Piggy-Back Cash Right, on the date of completion of the relevant Distribution (such date of delivery of the Exchange Consideration, the “Closing Date”).  In the event that some or all of the Exchange

Consideration is in the form of Shares, on the Closing Date, Newco will cause to be delivered, through the book-based system administered by CDS to and for the account of the requesting IESI Owner or as such IESI Owner may otherwise direct in the Exchange Notice, the number of Shares deliverable pursuant hereto upon receipt of all required documents and instruments of transfer as required hereunder.  If any or all of the Exchange Consideration is in the form of cash, Newco will deliver or cause to be delivered to such IESI Owner or as such IESI Owner may otherwise direct in the Exchange Notice such cash amount by wire transfer of immediately available funds to the account(s) specified in the Exchange Notice.  On the Closing Date, the IESI Owner shall deliver to Newco the certificate or certificates for the Preferred Shares subject to exchange, duly endorsed or assigned in blank to Newco or, in the event of a Corporation Election such other designated wholly-owned subsidiary of the Corporation.  Newco will exchange such Preferred Shares for additional common stock of IESI and will cause IESI to cancel such Preferred Shares.

2.5                               Validity of Shares

The Corporation hereby represents, warrants and covenants that all Shares (including any BFI Shares, as defined below) issued by the Corporation and delivered to any IESI Owner will be duly authorized and validly issued, fully paid and non-assessable, and free and clear of all liens, charges, security interests, pledges, adverse claims and encumbrances.

2.6                               Offers

If an Offer is proposed by the Corporation or is proposed to the Corporation or holders of Shares and is recommended by the Corporation’s board of directors (the “Directors”), or is otherwise effected or to be effected with the consent or approval of the Directors, the Corporation will use its reasonable commercial efforts, expeditiously and in good faith, to take all such actions and do all such things as are necessary or desirable to enable the IESI Owner to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Shares, without discrimination. Without limiting the generality of the foregoing, the Corporation will use its reasonable commercial efforts expeditiously and in good faith to ensure that the IESI Owner may participate in all such Offers at any time without being required to exercise its Exchange Right (or, if so required, to ensure that any such exchange will be effective only upon, and will be conditional upon, the closing of the Offer and only to the extent necessary to tender to or deposit under the Offer).

2.7                               Reservation of Shares

The Corporation hereby represents and warrants in favour of Newco and the IESI Owners that the Corporation has reserved for future issuance and covenants that it will, at all times during the term of this Agreement, keep available, free from pre-emptive or other rights, such number of Shares as may be issuable from time to time on exercise of the Exchange Right.

2.8                               Newco Exchange Right

2.8.1                        The Corporation hereby grants Newco the right (the “BFI Exchange Right”), at any time that Newco is required to deliver the Exchange Consideration pursuant to the terms of this Agreement, to require the Corporation to deliver cash and/or issue Shares to

Newco, or to such Persons as Newco may direct, in exchange for Newco Shares and/or Newco Notes.  The amount of cash that the Corporation will be required to deliver shall be the amount required to be delivered as the Exchange Consideration in respect of the applicable Exchange Notice (“BFI Cash”).  The number of Shares that the Corporation shall be required to issue shall be the number required to be delivered as the Exchange Consideration in respect of the relevant Exchange Notice (the “BFI Shares”).  The BFI Exchange Right shall be assignable to another wholly-owned subsidiary of the Corporation that is designated by the Corporation to deliver the Exchange Consideration.

2.8.2        In consideration for the BFI Shares and/or BFI Cash, Newco will issue Newco Shares and/or Newco Notes to the Corporation having an aggregate value equal to the applicable amount of Exchange Consideration.

2.8.3        To exercise the BFI Exchange Right, Newco shall, not later than 5:00 p.m. (Toronto time) on the second Business Day prior to the Closing Date, deliver to the Corporation, in accordance with Section 7.3, written notice of exercise which shall state that:

2.8.3.1               Newco is exercising the BFI Exchange Right so as to require the Corporation to deliver BFI Cash or to issue BFI Shares on a date specified, which shall be no later than 9:00 a.m. (Toronto time) on the Closing Date specified by Section 2.4;

2.8.3.2               the number of Newco Shares and the principal amount of Newco Notes in respect of which the BFI Exchange Right is to be exercised;

2.8.3.3               as applicable, the number of BFI Shares issuable by the Corporation in connection with the exercise of the BFI Exchange Right;

2.8.3.4               if BFI Shares are being issued, that Newco is, at the date of the notice delivered, an “accredited investor” within the meaning of National Instrument 45-106 of the Canadian Securities Administrators or the aggregate value of the BFI Exchanged Shares to be acquired is not less than Cdn$150,000; and

2.8.3.5               if BFI Shares are being issued and Newco so elects, in lieu of recording or causing to be recorded the interest of Newco in any or all of the BFI Shares issuable as part of the BFI Exchange Right, the Corporation is directed to record or cause to be recorded the interest of the IESI Owner or its designate in such number of BFI Shares as are specified in the notice, and such notice shall provide the account particulars of the IESI Owners’ CDS Participant and other details necessary to record such interest in the book-entry only system administered by CDS.

2.8.4        Newco hereby represents and warrants in favour of the Corporation and covenants with the Corporation, that (i) any Newco Shares issuable as described herein will be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of all liens, charges, security interests, pledges, adverse claims and encumbrances; and (ii) any Newco Notes issuable as described herein will be validly issued and shall be free and clear of liens, charges, security interests, pledges, adverse claims and encumbrances.

2.9                               Mandatory Exchange

Within sixty (60) days of a Mandatory Exchange Triggering Event set out in clauses (ii) or (iv) of the definition thereof or at any time following the Mandatory Exchange Triggering Event set out in clause (iii) of the definition thereof, Newco may, and within 30 days of the Mandatory Exchange Triggering Event set out in clause (i) of the definition thereof, Newco shall, upon not less than twenty one (21) days and not more than thirty (30) days prior written notice (a “Mandatory Exchange Notice”, and such period, the “Mandatory Exchange Notice Period”), require each of the IESI Owners to exercise the Exchange Right for Shares or, if Newco is entitled to make a Market Cash Election with respect to any IESI Owner, Market Cash, in accordance with this Agreement, with respect to any and all Preferred Shares which are then outstanding (a “Mandatory Exchange”); provided that, so long as any relevant IESI Owners have complied with Section 4.7 as if they were parties to this Agreement, Newco shall not be permitted to deliver a Mandatory Exchange Notice unless all necessary filings with respect to any IESI Owner under the HSR Act have been made and all applicable waiting periods in connection with such filings have expired.  At any time during the Mandatory Exchange Notice Period, an IESI Owner may exercise its Exchange Right pursuant to Section 2.1 (provided that, in the case of  a Mandatory Exchange Triggering Event set out in clause (iv) of the definition thereof, if so approved by the vote or consent in writing of IESI Owners holding more than 50% of the Preferred Shares then outstanding, the IESI Owners may not exercise their right to elect Distribution Cash pursuant to the Exchange Consideration Option during such Mandatory Exchange Notice Period).  In the event that an IESI Owner does not exercise its Exchange Right by delivering an Exchange Notice by the expiration of the Mandatory Exchange Notice Period, Newco shall initiate the Exchange Right by delivering written notice to such IESI Owner of its election to initiate the Exchange Right and the Exchange Consideration shall be Shares or, in the event of a Market Cash Election in accordance with Section 2.3, Market Cash.  Following such election by Newco, the relevant provisions of this Agreement (including, for greater certainty, the relevant provision of Sections 2.3 and 2.4) shall operate to effect the completion of the Mandatory Exchange.  In the event that Newco fails to deliver a Mandatory Exchange Notice within sixty (60) days of the occurrence of the Mandatory Exchange Triggering Event set out in subsections (ii) or (iv) of the definition thereof, Newco shall be deemed to have elected not to effect a Mandatory Exchange in connection with the relevant Mandatory Exchange Triggering Event and its rights with respect to any such Mandatory Triggering Event shall be considered waived.

2.10                        HSR Act Filing Expenses

All filing fees payable in connection with any filings made under the HSR Act shall be paid 50% by the Corporation and 50% by the applicable IESI Owners.

2.11                        Corporation Guarantee

The Corporation hereby guarantees, for the express benefit of the IESI Owners, the performance by Newco of all of its obligations hereunder.

ARTICLE 3

ADJUSTMENT PROVISIONS

3.1                              Changes in Shares

3.1.1                        In the event that at any time or from time to time after the date hereof, the Corporation shall (i) make a distribution on its Shares in Shares, (ii) subdivide its outstanding Shares into a larger number of Shares, (iii) combine its outstanding Shares into a smaller number of Shares or (iv) increase or decrease the number of Shares outstanding by reclassification of its Shares, then the Exchange Ratio shall be adjusted so that, immediately after the happening of such event, after giving effect to such adjustment, the IESI Owner shall be entitled to receive the number of Shares upon exercise of the Exchange Right (assuming an exercise with respect to all of such IESI Owner’s then outstanding Preferred Shares) that such IESI Owner would have been entitled to receive had the Exchange Right been exercised in full immediately prior to the happening of the events described above (or, in the case of a distribution of Shares, immediately prior to the record date therefor).

3.1.2                        In the event that at any time or from time to time after the date hereof, the Corporation shall issue, sell, distribute or otherwise grant any rights to subscribe for or to purchase, or any options or warrants for the purchase of, or any securities convertible or exchangeable into, Shares to all holders of Shares, entitling such holders to subscribe for or purchase Shares or stock or securities convertible into Shares, whether or not immediately exercisable, convertible or exchangeable, as the case may be, and the subscription or purchase price per Share or the price per Share issuable upon exercise, conversion or exchange thereof is lower at the record date for such issuance than the then Market Price per Share, the Exchange Ratio will be adjusted so that, immediately after the happening of such event, after giving effect to such adjustment, the IESI Owners shall be entitled to receive the number of Shares upon the exercise of the Exchange Right (assuming an exercise with respect to all of the IESI Owners’ then outstanding Preferred Shares) equal to the product of (i) the number of Shares that the IESI Owners would be entitled to receive upon the exercise of the Exchange Right (assuming an exercise with respect to all of the IESI Owners’ then outstanding Preferred Shares) prior to the record date and (ii) a fraction, (A) the numerator of which shall be the number of Shares outstanding on the date of issuance of such rights, options, warrants or securities plus the number of additional Shares offered for subscription or purchase or into or for which such securities are convertible or exchangeable, and (B) the denominator of which shall be the number of Shares outstanding on the date of issuance of such rights, options, warrants or securities plus the total number of Shares which could be purchased at the Market Price with the aggregate consideration received through the issuance of such rights, warrants, options, or convertible securities.

3.1.3                        In case the Corporation shall reorganize its capital or reclassify its capital stock (in each case, other than pursuant to a transaction to which Section 3.1.2 is applicable), enter into an arrangement, consolidate or merge with or into another Person (where the Corporation is not the surviving entity or where there is an exchange of, a change in or distribution with respect to the Shares of the Corporation), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another Person and, pursuant to the terms of such reorganization, reclassification, arrangement, merger, consolidation or disposition of assets, shares (or equivalent equity securities) of the successor or acquiring Person, or any cash, shares of stock or other securities or property of any nature whatsoever in addition to or in lieu of shares (or equivalent equity securities) of the successor or acquiring Person (“Other Property”), are to be received by or distributed to the holders of Shares of the Corporation, then each IESI Owner shall have the right thereafter to receive, upon exercise of its Exchange Right, the number of common shares (or equivalent equity securities) of the successor or acquiring Person or of the Corporation, if it is the surviving entity, and/or Other Property receivable upon or as a result of such reorganization, reclassification, arrangement, merger, consolidation or disposition of assets by the IESI Owner with respect to or in exchange for the number of Shares that would have been received upon exercise of the number of its Preferred Shares for which the Exchange Right is exercisable immediately prior to such event.

3.1.4                        In connection with any exchange of Preferred Shares, in the event that there are any Accrued Dividends (as defined in the certificate of incorporation of IESI) with respect to such Preferred Shares at such time, the Exchange Ratio shall be adjusted with respect to such Preferred Shares so that, after giving effect to such adjustment, such IESI Owner shall be entitled to receive an additional number of Shares upon exercise of the Exchange Right equal to the quotient of the aggregate amount of the Accrued Dividends with respect to such Preferred Shares over the Market Price Per Unit (as defined in the Transaction Agreement) at such time (provided that, for this purpose, the word “Unit” in that definition shall be deemed to refer to a Share).

ARTICLE 4
OTHER CONDITIONS AND COVENANTS

4.1                              Securities Law Compliance

The Corporation covenants and agrees that it shall make such filings, obtain such approvals, registrations and qualifications and take such other steps as may be necessary, as applicable, in order that the distribution of the Shares issuable hereunder to an IESI Owner on exercise of the Exchange Right by such IESI Owner will not be subject to the prospectus qualification requirements of the Securities Laws and, subject to Section 4.2, that all Shares received by such IESI Owner will be freely tradable on the Toronto Stock Exchange; provided, however, that the Corporation shall not be required to obtain any such approvals, registrations or qualifications to waive or abridge any resale restrictions applicable to a “control distribution” as defined in National Instrument 45-102 of the Canadian Securities Administrators; and provided further that the obligations of the Corporation hereunder with respect to the delivery of Shares shall be subject to the receipt from such IESI Owner of such representations, agreements and undertakings including as to future dealings in such securities as the Corporation and its counsel determine to be reasonably necessary or advisable in order to safeguard against the violation of securities laws in any jurisdiction.

4.2                              Stock Exchange Listing

The Corporation covenants and agrees that it shall make such filings and take such other reasonable steps as may be necessary in order that any Qualifying Shares shall be approved for listing and posted for trading on the Toronto Stock Exchange or any stock exchange or automated quotation system on which the Shares are then listed from the date of issuance thereof.

4.3                              Corporation Information

The Corporation will deliver to the IESI Owners copies of all proxy materials, information statements, reports (including without limitation, all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of Shares at the same time as those materials are first sent to holders of Shares.

4.4                              Demand Registration

4.4.1                        Subject to Section 4.4.3, upon the written request of one or more IESI Owner(s) made at any time and from time to time (a “Demand Registration”), the Corporation shall use its best efforts to file one or more Prospectuses under the Securities Laws in order to permit the Distribution in Canada of all or any portion of such IESI Owner(s)’ Registrable Securities. The Corporation shall cooperate in a timely manner in connection with such Distribution and shall comply with the procedures in Schedule 4.4.

4.4.2                        Notwithstanding Section 4.4.1, the Corporation shall not be obliged to effect:

4.4.2.1               a Demand Registration during the period starting fourteen (14) days prior to, and ending ninety (90) days after, the effective date of the Corporation’s most recent Prospectus filed under Securities Laws, except as may otherwise be agreed upon by the Corporation, the managing underwriter and the Requesting Holder(s);

4.4.2.2               more than two (2) Demand Registrations in any twelve (12) month period;

4.4.2.3               a Demand Registration in respect of Shares held by the Requesting Holder(s) reasonably expected to result in gross sales of less than Cdn$50,000,000 (not including, for purposes of this Section 4.4.2.3, the portion of any such sales allocable to Shares subject to such demand that were received pursuant to Section 4.7);

4.4.2.4               a Demand Registration at a time when the IESI Owners as of the date of this Agreement beneficially own a number of Qualifying Shares and Preferred Shares (converted into Shares at the then-applicable Exchange Ratio for purposes of this provision), if any, representing less than 10% of the number of Shares that would be outstanding at that time if all of the Preferred Shares then outstanding were exchanged into Shares at the then applicable Exchange Ratio; or

4.4.2.5               a Demand Registration if the Corporation shall furnish to the Requesting Holder(s) a certificate signed by a Director and prepared in good faith stating that in the good faith judgment of the board of Directors it would be seriously detrimental to the Corporation and its shareholders for such Demand Registration to be effected at such time (a “Valid Business Reason”), in which case the Corporation may postpone filing a Prospectus relating to a Demand Registration once in a given 12 month period until such Valid Business Reason no longer exists, but in no event for more than 60 days, and, in the event that a Prospectus has been filed relating to a Demand Registration prior to the giving of such notice, the Corporation may cause such Prospectus to be withdrawn; provided, however, that if the Corporation determines to postpone or withdraw such Prospectus pursuant to this Section 4.4.2.5, the Corporation shall give written notice to the Requesting Holder(s) of its determination to postpone or withdraw such Prospectus and, when applicable, the fact that the Valid Business Reason for such request for a postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof.  If a Prospectus is withdrawn pursuant to this Section 4.4.2.5, the Demand Right, if applicable, which required the filing of that Prospectus will not count towards the limit specified in Section 4.4.2.2 and no IESI Owner shall be obliged to pay any expenses relating to such failed Demand Registration.

4.4.3                        Any request for a Demand Registration by IESI Owner(s) pursuant to this Section 4.4 shall:

4.4.3.1               specify the number of Shares which such IESI Owner(s) intends to offer and sell;

4.4.3.2               express the intention of such IESI Owner(s) to offer or cause the Distribution of such Shares;

4.4.3.3               describe the nature or methods of the proposed offer and sale thereof and the jurisdictions in which such offer shall be made;

4.4.3.4               contain the undertaking of such IESI Owner(s) to provide all such information regarding its holdings and the proposed manner of distribution thereof as may be required in order to permit the Corporation to comply with all Securities Laws and applicable tax laws; and

4.4.3.5               request whether such offer and sale be made by an underwritten Distribution.

4.4.4                        The final decision regarding the foregoing matters (and the matters addressed in Section 4.4.6) shall be made by Requesting Holder(s) holding a majority of the Shares requested to be included in such Distribution.

4.4.5                        In the case of an underwritten Distribution initiated pursuant to this Section 4.4, the Requesting Holder(s) shall have the right to select the managing underwriter or underwriters of such Shares, provided, however, that such selection shall also be agreed to by the Corporation, acting reasonably. The Corporation shall have the right to retain counsel of its choice to assist it in fulfilling its obligations under this Agreement, which retention shall be agreed to by the Requesting Holder(s), acting reasonably, and the fees and expenses of which shall constitute Distribution Expenses.

4.4.6                        A Demand Registration exercised by Requesting Holder(s) shall be deemed to be withdrawn by such Requesting Holder(s) at any time until the earlier of (i) the signing of an underwriting agreement by such Requesting Holder(s) in respect of such Demand

Registration; and (ii) Closing, if such Requesting Holder(s) so requests and agrees to either (x) pay all the reasonable out-of-pocket costs and expenses incurred by the Corporation prior to such withdrawal in complying with the Demand Registration or (y) pay 50% of the reasonable out-of-pocket costs and expenses incurred by the Corporation prior to such withdrawal and treat such withdrawn request as a Demand Registration for purposes of Section 4.4.2.2.  If, following any request for a Demand Registration, a Distribution is not completed (other than pursuant to the request of the Requesting Holder(s) pursuant to the preceding sentence), any notice of exercise of the applicable Demand Registration hereunder shall be deemed to be withdrawn and shall not count as a Demand Registration for purposes of Section 4.4.2.2.

4.4.7                        If a Demand Registration is an underwritten Distribution and the lead underwriter or underwriters advise the Corporation in writing that in their opinion the number of Registrable Securities requested to be included in such Distribution exceed the number of securities which can be sold in an orderly manner in such Distribution within a price range acceptable to the representative of the majority of the applicable Requesting Holder(s) (determined based on the number of Shares that are the subject of such Demand Registration), then the Requesting Holder(s) shall include in such Distribution only the number of Shares requested to be included which in the opinion of such underwriters can be sold in an orderly manner within the price range of such Distribution; provided, that in any such event the Corporation shall include in such Distribution, first, all Registrable Securities that are requested to be sold by the Requesting Holder(s) in such Distribution, reduced pro rata according to the aggregate number of Shares beneficially held by each Requesting Holder participating in such Demand Registration relative to the other Requesting Holder(s) participating in such Demand Registration, second, all Registrable Securities that are requested to be included in such sale by IESI Owners pursuant to Section 4.5, third, all Shares that the Corporation proposes to sell for its own account (not including any of the Registrable Securities referred to in the first clause above), and fourth, any other Shares requested to be included in such sale.

4.5                              Piggy-Back Registration Rights

4.5.1                        If the Corporation proposes to make a Distribution for its own account or pursuant to a Demand Registration, the Corporation will, at that time, promptly give each IESI Owner written notice of the proposed Distribution (a “Piggy-Back Notice”).

4.5.2                        Upon the written request of an IESI Owner given within five (5) Business Days after delivery of the Piggy-Back Notice, the Corporation will use its reasonable commercial efforts, in conjunction with the proposed Distribution, to cause to be included in such Distribution all of the Shares that such IESI Owner has requested to be included pursuant to the Securities Laws (a “Piggy-Back Registration”) unless the underwriters for the Corporation advise the Corporation in writing that, in their opinion, the number of securities requested to be included in such Distribution exceeds the number of securities which can be sold in an orderly manner in such Distribution within a price range acceptable to the Corporation, in which event the Corporation shall include in such Distribution: if such Distribution is effected pursuant to a Demand Registration, Shares allocated in the manner contemplated by Section 4.4.7, and otherwise first, all Shares that the Corporation proposes to sell for its own account (not including any of the Registrable Securities referred to in the second clause below), second, all Registrable Securities beneficially held by the IESI Owner(s) that are requested to be sold pursuant to this

Section 4.5.2, reduced pro rata according to the aggregate number of Shares beneficially held by each such IESI Owner participating in such Distribution relative to the other IESI Owners participating in such Distribution, and third, any other Shares requested to be included in such sale.

4.5.3                        The procedures in Schedule 4.4 shall apply to Piggy-Back Registrations.

4.6                              Cooperation

In addition, the parties hereto, and by exercise of any rights hereunder each of the IESI Owners, agree that it shall cooperate fully in good faith with the parties hereto and each other and their respective legal advisors, accountants and other representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement.  Without limitation and for greater certainty, the Corporation, Newco and the IESI Owners shall cooperate fully and in good faith with each other (and their respective legal advisors, accountants and other representatives) in respect of any filings under the HSR Act that may be necessary in connection with any exercise of the Exchange Right or the issuance of any Shares pursuant to Article VI of the Transaction Agreement.  At the Corporation’s request a reasonable period of time in advance of the anticipated delivery of any Mandatory Exchange Notice, or not less than six months prior to the Five Year Event, the Corporation and any relevant IESI Owners shall each use its reasonable commercial efforts to make any and all filings under the HSR Act which may be necessary in connection with any exercise of the Exchange Right in order to ensure that no Closing Date pursuant to a Mandatory Exchange is delayed in order to comply with the HSR Act.

4.7                              Preemptive Rights

4.7.1                        Subject to the prior approval of the Toronto Stock Exchange and any other stock exchange on which the Shares are then listed, if the Corporation authorizes the issuance or sale of any equity securities or any options or warrants to purchase, or securities convertible into or exchangeable for, equity securities, other than pursuant to the Transaction Agreement or any issuance of securities to officers, employees, or directors of the Corporation or any subsidiary of the Corporation pursuant to a bona fide incentive compensation plan (in each case, a “New Issuance”), (i) each IESI Owner owning Qualifying Shares and Preferred Shares representing (on an as-if-exchanged basis) at least 5% of the outstanding Shares (including the number of Shares into which all outstanding Preferred Shares would be exchanged if such exchange were requested and permissible at such time) (a “Qualifying IESI Owner”) shall have the right to acquire a portion of such New Issuance equal to the product of the New Issuance and a fraction (expressed as a percentage), calculated prior to such New Issuance, in which the numerator is the number of Qualifying Shares beneficially held by such Qualifying IESI Owner (including for purposes of such calculation, the product of the Exchange Ratio and any outstanding Preferred Shares held by such Qualifying IESI Owner) and the denominator is the sum of (x) the aggregate outstanding Shares and (y) the product of the Exchange Ratio and the outstanding Preferred Shares (such portion, the “Owner Election Amount”) and (ii) the Corporation shall deliver notice of the New Issuance to the Qualifying IESI Owner (the “Pre-emption Notice”).  Each Qualifying IESI Owner shall have the right to purchase a portion of the New Issuance equal to the Owner Election Amount.

4.7.2                        Each Qualifying IESI Owner shall be entitled to purchase its Owner Election Amount at the most favorable price and on the most favorable terms and conditions as the New Issuance is to be sold to any other Person.

4.7.3                        In order to exercise its rights hereunder, the Qualifying IESI Owner must, within ten (10) Business Days after receipt of the Pre-emption Notice, deliver written notice to the Corporation describing its election to purchase a portion of the New Issuance offered to it. The Qualifying IESI Owner shall tender payment in full for any such purchase on the date of closing of the New Issuance (immediately following which, the securities elected to be purchased representing the aggregate Owner Election Amount shall be delivered to the Qualifying IESI Owner or its designee(s)), failing which the rights of the Qualifying IESI Owner to purchase any portion of the New Issuance shall terminate and the Corporation shall be entitled to sell such unpurchased portion(s) in accordance with Section 4.7.4 below.

4.7.4                        Upon the expiration of the offering period described in Section 4.7.3 above, the Corporation shall be entitled to sell any portion of the New Issuance which a Qualifying IESI Owner has not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Qualifying IESI Owner(s).

4.8                              Number of Directors and Appointment of Directors

4.8.1                        So long as the IESI Retained Interest constitutes ten percent (10%) or more of the then outstanding Shares on an IESI Fully Diluted Basis, there shall be seven (7) Directors.  The nomination of Directors shall be effected as follows:

4.8.1.1               So long as the Special Shares are issued and outstanding , the Thayer Condition is satisfied and the IESI Retained Interest constitutes twenty percent (20%) or more of the then outstanding Shares on an IESI Fully Diluted Basis, seven (7) Directors will be nominated in accordance with Section 4.8.4 (four (4) of whom shall not be non-residents of Canada within the meaning of the Income Tax Act (Canada)), two (2) of which Directors (each of whom shall be a person who deals at arm’s length with, and is unrelated to, the Corporation within the meaning of applicable securities laws or stock exchange requirements) will be nominated by IESI in accordance with Section 4.8.5;

4.8.1.2               So long as the Special Shares are issued and outstanding, the Thayer Condition is satisfied and the IESI Retained Interest constitutes ten percent (10%) or more and less than twenty percent (20%) of the then outstanding Shares on an IESI Fully Diluted Basis, seven (7) Directors will be nominated in accordance with Section 4.8.4, one (1) Director (who shall be a person who deals at arm’s length with, and is unrelated to, the Corporation, within the meaning of applicable securities laws or stock exchange requirements) of which will be nominated by IESI in accordance with Section 4.8.5; and

4.8.1.3               If (x) the Special Shares have been redeemed, (y) the Thayer Condition is not satisfied, or (z) the IESI Retained Interest constitutes less than ten percent (10%) of the then outstanding Shares on an IESI Fully Diluted Basis, IESI will not have the right to nominate any Directors and all of the Directors of the Corporation will be nominated in accordance with Section 4.8.4.

For greater certainty, the determination of the number of Directors that IESI is entitled to nominate pursuant to this Section 4.8.1 shall be determined as of a date that is not more than 30 days prior to the date of the proxy circular delivered to shareholders of the Corporation for each annual meeting of shareholders.

4.8.2                        So long as the Special Shares are issued and outstanding, the Thayer Condition is satisfied and the IESI Retained Interest constitutes five percent (5%) or more and less than ten percent (10%) of the then outstanding Shares on an IESI Fully Diluted Basis, IESI shall be entitled to appoint a non-voting observer (the “Observer”) who shall be entitled to receive notice of and to attend meetings of the Directors and receive all materials distributed to Directors.  This right to appoint the Observer will terminate on the two year anniversary of the date on which, for the first time, the IESI Retained Interest constituted less than ten percent (10%) of the then outstanding Shares on an IESI Fully Diluted Basis.  The Observer will be (i) a former Director; or (ii) a person who is approved by the Directors, acting reasonably.

4.8.3                        So long as the Special Shares are issued and outstanding, the Thayer Condition is met and the IESI Retained Interest constitutes twenty percent (20%) or more of the then outstanding Shares on an IESI Fully Diluted Basis, subject to applicable laws and stock exchange requirements, IESI shall be entitled to have one of the Directors which are nominated pursuant to Section 4.8.1 on all board committees of the Corporation.

4.8.4                        Directors shall be nominated for election (including the re-election of incumbent Directors) at each annual meeting of shareholders, and may be nominated for election at a special meeting of shareholders, in each case to hold office for a term expiring at the close of the next annual meeting of shareholders following such an election.  Subject to Section 4.8.1, any such election shall be made either by a resolution approved by a majority of the votes cast at a meeting of shareholders or shall be made by resolution in writing in accordance with applicable law.  Notwithstanding the foregoing, if no Directors are elected at the annual meeting of shareholders held immediately before the term of office of the existing Directors expires, such existing Directors shall continue to hold the office of Directors until their successors have been elected in accordance with applicable law or they cease to hold office.

4.8.5                        Any Director or Observer to be nominated by IESI pursuant to Sections 4.8.1 or 4.8.2 will be so designated by written direction of IESI on behalf of itself.

4.8.6                        In the event that any Director appointed by IESI hereunder resigns or ceases to serve as a Director for any reason during his or her term of office, the resulting vacancy shall be filled by another individual nominated by IESI in accordance with Section 4.8.1.

4.8.7                        For greater certainty, to the extent that a person nominated by IESI as a director in accordance with this Section 4.8 is not elected at a meeting of shareholders, the Corporation and its Directors that are so elected shall, immediately following such meeting, cause that person to be appointed as a Director in accordance with the articles of the Corporation and Section 124(2) of the Business Corporations Act (Ontario).

4.9                              Representation on Subsidiary Boards

Subject to applicable law and stock exchange requirements, in the event that the Corporation delegates any material governance or oversight responsibilities to the board of directors (or similar governing body), including any committee thereof, of any subsidiary of the Corporation at a time when IESI is entitled to designate at least one director to the board of directors of the Corporation, the IESI Owners shall be entitled to proportionate representation on such board of directors (or other governing body or committee, to the extent a Director designated by IESI is entitled to be a member of a committee of Directors of the Corporation).

4.10                       Governance and Nominating Committee Recommendations

Subject to the right of IESI to nominate one or more Directors pursuant to Section 4.8.1. and for so long as such rights continue to exist, all votes attaching to the Special Shares and any Shares issued by the Corporation pursuant to (i) the exercise of Exchange Rights; (ii) the exercise of pre-emptive right contained in this Agreement; and (iii) Article VI of the Transaction Agreement, held by IESI Owners shall be, and shall be deemed to be, cast in favour of any governance and nominating committee recommendation with respect to individuals to be elected as Directors.

4.11                       Restrictions on Dividends

For so long as any Preferred Share remains outstanding, the Directors shall not declare payable or pay or make any dividend or other cash or property on any Share unless IESI contemporaneously with such declaration legally declares in accordance with its organizational documents, and, contemporaneously with the payment or making of such distribution pays, or makes a distribution of the Corresponding Cash Dividend to all holders of Preferred Shares.

ARTICLE 5
BENEFITS OF THIS AGREEMENT; AMENDMENTS

5.1                              Benefits of this Agreement

The Corporation and Newco agree that IESI is entering into this Agreement as trustee for the IESI Owners and will hold in trust, on behalf of the IESI Owners, the benefits expressed to be in favour of the IESI Owners under this Agreement.

5.2                              Amendments, Modifications, etc.

This Agreement may not be amended or modified except by an agreement in writing executed by the Corporation and the IESI Owners owning Shares and Preferred Shares representing (on an as-if-exchanged basis) at least two-thirds of all of the outstanding Shares and Preferred Shares (on an as-if-exchanged basis) owned by the IESI Owners at the time of such proposed amendment or modification; provided that any amendment or modification to the Exchange Right or, to the extent adverse to the IESI Owners, Section 4.5 shall require the consent of each IESI Owner owning Shares and/or Preferred Shares at the time of such proposed amendment or modification.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

5.3                              Other Amendments

No amendment to the Articles or this Agreement shall (A) modify the right to one vote per Share without the consent of the holder of such Share; (B) modify the right of IESI, through the Special Shares, to the number of votes equal to the number of Shares which may be acquired by the IESI Owners assuming the exercise in full of the Exchange Rights, based on the number of Preferred Shares that are then beneficially owned by the IESI Owners and on the Exchange Ratio then in effect under the terms of the Exchange Rights, in each case on the applicable record date or other effective date for the applicable action, on a poll vote at any meeting of shareholders of the Corporation, without the prior written consent of IESI; (C) impair (including, without limitation, through the increase of rights or privileges of any class of Shares and/or the creation of a new class or series of shares of the Corporation) any of the rights of IESI without the prior written consent of IESI; (D) modify the provisions of Section 4.11 without the prior written consent of IESI.

ARTICLE 6
TERMINATION

6.1                              Term

The provisions of this Agreement other than Article 4, Article 5, Article 6 and Article 7 shall terminate when no IESI Owner holds Preferred Shares.  Thereafter, the Agreement shall terminate in its entirety when the IESI Owners cease to own Qualifying Shares.

ARTICLE 7
GENERAL

7.1                              Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

7.2                              Successors and Assigns

This Agreement will be binding upon and enure to the benefit of the IESI Owners, Newco and the Corporation and each of their respective successors and Permitted Transferees from time to time.

7.3                              Notices

All notices and other communications to the Corporation, Newco or any IESI Owner shall be in writing and shall be deemed to have been given if delivered personally or by confirmed facsimile to the parties at the following addresses (or at any other address for the party as is specified in like notice):

If to the Corporation or Newco:

c/o IESI-BFC Ltd.

135 Queens Plate Drive, Suite 300

Toronto, Ontario M9W 6V1

Attn:  Vice President, General Counsel and Secretary

Tel:  416- 401-7724

Telecopy:  416-741-4565

with a copy (which shall not constitute notice) to:

Torys LLP

Suite 3000

79 Wellington Street West

Box 270, TD Centre

Toronto, Ontario  M5K 1N2

Attn: Richard Willoughby

Tel:  416-865-7667

Telecopy:  416-865-7380

If to an IESI Owner, to the address for such IESI Owner on the books and records of IESI and to IESI at the following address:

c/o IESI-BFC Ltd.

135 Queens Plate Drive, Suite 300

Toronto, Ontario M9W 6V1

Attn:  Vice President, General Counsel and Secretary

Tel:  416- 401-7724

Telecopy:  416-741-4565

Any notice given as aforesaid shall be deemed to have been given at the time delivered or faxed (provided complete transmission is confirmed) if delivered or faxed to the recipient on a Business Day (in the city in which the addressee is located) and before 4:30 p.m. (local time in the city in which the addressee is located) on such Business Day, and otherwise shall be deemed to be given at 9:00 a.m. (local time in the city in which the addressee is located) on the next Business Day (in the city in which the addressee is located). Any party may change its address for notice by notice to the other parties hereto given in the manner herein provided.

7.4                              Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

7.5                              Attornment

Any action or proceeding arising out of or relating to this Agreement shall be instituted in the courts of Ontario. The Corporation and, by exercise of any rights provided hereunder, each IESI Owner waives any objection which it may have now or later to the venue of that action or proceeding, irrevocably submits to the exclusive jurisdiction of those courts in that action or proceeding, agrees to be bound by any judgment of those courts and agrees not to seek, and hereby waives, any review of the merits of any judgment by the court of any other jurisdiction.

7.6                              Time of Essence

Time is of the essence of this Agreement.

7.7                              Entire Agreement

This Agreement and the Transaction Agreement constitute the entire agreement between the parties (including, for greater certainty, each of the IESI Owners) pertaining to the subject matter hereof. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made by any party hereto or its directors, officers, employees or agents, to any other party hereto or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent aforesaid.

7.8                              Further Assurances

Each of the Corporation, Newco, IESI and, by the exercise of any rights provided hereunder the IESI Owners, agree that it shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as any other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

7.9                              Injunctive Relief

The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive relief on an interim or interlocutory basis as the court may deem just and proper in order to enforce this Agreement or prevent any violation of this Agreement at an interim or interlocutory stage and, to the extent permitted by applicable law, each party waives any objection to the imposition of that relief.

7.10                       Schedule I

Schedule I sets forth each IESI Owner’s percentage ownership interest in the Escrow Shares (as defined in the Transaction Agreement) immediately following the Effective Time (as defined in the Transaction Agreement).  The parties agree that the percentage interests of the IESI Owners in the Escrow Shares shall be subject to adjustment by the Corporation pursuant to and in accordance with Section 2.7 of the Transaction Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first written above.

IESI-BFC LTD.

/s/ William Chyfetz
By:	William Chyfetz
Title:	Vice President, General Counsel & Secretary

IESI-BFC HOLDINGS INC.

/s/ William Chyfetz
By:	William Chyfetz
Title:	Vice President, General Counsel & Secretary

IESI CORPORATION, on behalf of the IESI Owners

/s/ Thomas J. Cowee
By:	Thomas J. Cowee
Title:	Senior Vice President

TC CARTING III, L.L.C., representing the holders of a majority of the Preferred Shares
By:	Thayer Equity Investors IV, L.P.
Its:	Managing Member
By:	TC Equity Partners IV, L.L.C.,
Its:	General Partner
By:	Thayer | Hidden Creek Partners, L.L.C.,
Its:	Managing Member

/s/ Lisa Withers
By:	Lisa Withers
Title:	Treasurer & CFO

[Second Amended and Restated Securityholders’ Agreement]

SCHEDULE I

IESI OWNERS’ PERCENTAGE OWNERSHIP INTERESTS

[Second Amended and Restated Securityholders’ Agreement]

SCHEDULE 4.4

REGISTRATION PROCEDURES

1.                                      REGISTRATION PROCEDURES

1.1                               Registration Procedures

Whenever the Corporation is under an obligation pursuant to the provisions of this Agreement to effect the Distribution of any Registrable Securities on behalf of any IESI Owner or Permitted Transferee thereof (a “Selling Person”) or on its own behalf in connection with an exercise of an Exchange Right pursuant to which the Corporation is effecting a Distribution in order to raise Distribution Cash in response to an Exchange Notice (the applicable IESI Owner or Permitted Transferee in such a transaction is known as a “Liquidity Person”) the Corporation shall do the following:

(a)                                 prepare and file with the appropriate regulatory authorities as soon as reasonably practicable and in all events within forty-five (45) days of a request from a Selling Person, a Prospectus and any other documents necessary, including amendments and supplements in respect of those documents, to permit the sale or other disposition and, in so doing, act as expeditiously as is practicable and in good faith to settle all deficiencies and obtain those receipts and clearances and provide those undertakings and commitments as may be reasonably required by any securities regulatory authority, all as may be necessary to permit the offer and sale or Distribution in compliance with all applicable Securities Laws;

(b)                                furnish to such Selling Persons such number of copies of the Prospectus (including any preliminary prospectus), any documents incorporated by reference in such Prospectus and such other documents as such Selling Persons may reasonably request in order to facilitate the offer and sale or Distribution of the Shares;

(c)                                 if an underwritten Distribution is contemplated, execute and perform the obligations under an underwriting agreement in a form reasonably satisfactory to the Corporation containing customary representations, warranties and indemnities for the benefit of such Selling Persons and the underwriter(s);

(d)                                subject to applicable laws, keep the Prospectus effective until such Selling Persons have completed the sale or Distribution described in the Prospectus but no longer than one hundred twenty (120) days, provided that such Selling Persons use reasonable commercial efforts to complete the sale or disposition as soon as reasonably practicable;

(e)                                 use its reasonable commercial efforts to furnish to the underwriter or underwriters involved in the Distribution all documents as they may reasonably request;

(f)                                   notify such Selling Persons promptly when a Prospectus is required to be delivered under the Securities Laws in respect of the Shares, of the happening of any event as a result of which any of the aforesaid Prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the

[Second Amended and Restated Securityholders’ Agreement]

statements therein not misleading in light of the circumstances then existing or if it is necessary to amend or supplement such Prospectus to comply with law, and to promptly prepare and file with the appropriate securities regulatory authorities a supplement to or amendment of such document as may be necessary to correct such untrue statement or eliminate such omission and so that such document, as amended or supplemented, will comply with law, and furnish to such Selling Persons as many copies of such supplement or amendment as such Selling Persons request;

(g)                                make available for inspection during its regularly scheduled business hours by such Selling Persons and/or their advisors or any underwriter and/or its advisors participating in any Distribution pursuant to such Prospectus (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents, material contracts and properties of the Corporation, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Corporation’s officers, directors and employees to supply all information reasonably requested by any Inspector in connection with such Prospectus and participate in marketing efforts such as road shows, institutional investor meetings and similar events;

(h)                                use its best efforts to list such Shares on each securities exchange or quotation system on which Shares are then listed or quoted, if such shares are not already so listed or quoted;

(i)                                    make every reasonable effort to prevent the issuance of any cease trade order suspending the use of any Prospectus and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment;

(j)                                    in connection with the preparation and filing of each Prospectus, the Corporation will give such Selling Persons and their counsel, accountants and other agents the opportunity to participate in the preparation of the Prospectus, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Corporation with their respective officers and the independent public accountants who have issued a report on its financial statements as shall be necessary, in the opinion of such holders and such underwriters or their respective counsel, to conduct a reasonable investigation;

(k)                                 use its best efforts to furnish, at the request of any Selling Person, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a qualification of Registrable Securities hereunder, if such Registrable Securities are sold through underwriters, or, if such Registrable Securities are not being sold through underwriters, on the closing date related to the applicable distribution of Registrable Securities (i) an opinion, dated such date, of the counsel representing the Corporation for the purposes of such registration, in form and substance as is customarily given to the underwriters in an underwritten public offering in Canada, addressed to the underwriters, if any, and to the Selling Persons; and (ii) a “long form comfort” letter dated the date of the relevant Prospectus (and brought down on the closing date related to the applicable distribution of Registrable Securities), from the auditors of the Corporation, in form and substance as is customarily given by auditors to underwriters in an underwritten public offering in Canada, addressed to the underwriters, if any, and to the Selling Persons; and

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(l)                                     take such other actions and execute and deliver such other documents as may be reasonably necessary to give full effect to the rights of such Selling Persons under this Agreement.

1.2                               Rights and Obligations of the Selling Persons

Selling Persons shall furnish to the Corporation such information and execute such documents regarding the Shares and the intended method of disposition thereof as the Corporation may reasonably request in order to effect the requested qualification for sale or other disposition.  If an underwritten Distribution is contemplated, such Selling Persons shall execute an underwriting agreement containing customary representations, warranties and indemnities for the benefit of the underwriters and the Corporation with respect to written information furnished by them expressly for use in the Prospectus; provided that the obligation to indemnify shall be individual, not joint and several, for each Selling Person and shall be limited to the net amount of proceeds received by such Selling Person from the sale of Registrable Securities pursuant to such Distribution.  Subject to Section 4.4.6 of this Agreement, such Selling Persons shall have the right to withdraw from a proposed underwritten Distribution at any time prior to the signing of the underwriting agreement, without incurring any obligation to the Corporation or any proposed underwriter other than the obligation set forth in Section 2.1 below.  Such Selling Persons shall notify the Corporation immediately upon the occurrence of any event as a result of which any of the aforesaid Prospectuses includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made.

2.                                      EXPENSES

2.1                               Distribution Expenses

The Corporation or its subsidiaries will pay one-half of all Distribution Expenses attributable to the Shares to be sold (i) on behalf of the Selling Persons; and (ii) by the Corporation in connection with the exercise of an Exchange Notice, in connection with all Prospectuses filed under Sections 4.4 and 4.5 of this Agreement, and the relevant Selling Persons or Liquidity Persons, as applicable, will pay the remaining half of such Distribution Expenses.  Each of the Corporation and its subsidiaries, on the one hand, and such Selling Person or Liquidity Person, as applicable, on the other hand, will bear any other expenses incurred by either of them.

2.2                               Selling Expenses

All Selling Expenses in connection with each Prospectus under Sections 4.4 and 4.5 of the Agreement will be borne by such Selling Persons or Liquidity Person (as applicable) and any other participating sellers (including the Corporation, if applicable) in proportion to the number of Shares sold by each relative to the total number of Shares sold pursuant to the Prospectus.

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2.3.                            Indemnification

(1)                                  In the event of a registration of any Registrable Securities pursuant to Sections 4.4 or 4.5 of this Agreement, the Corporation will hold harmless and indemnify the Selling Persons and each of their officers, directors and employees (the “Indemnified Parties”), to the fullest extent permitted by law, from and against any losses (other than loss of profit), claims, damages or liabilities to which the Indemnified parties may be subject under any applicable securities law or otherwise, insofar as those losses, claims, damages or liabilities (or actions in respect of them) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in any Prospectus under which Registrable Securities were distributed under Sections 4.4 or 4.5 of this Agreement, or any document incidental to the qualification of those Registrable Securities, or that arise out of or are based upon the omission or alleged omission to state any material fact required to be stated or necessary to make any statement not misleading, or any violation by the Corporation of any applicable securities laws in connection with the qualification or sale of Shares under applicable securities laws; provided, however, that the Corporation will not be liable in any case to the extent that any loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Prospectus or other document in reliance upon and in conformity with information furnished in writing to the Corporation by any Indemnified Party or its agent pertaining to that Indemnified Party specifically for use in the preparation of the Prospectus; and provided further, that the Corporation shall not be liable to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue or alleged untrue statement or an omission or alleged omission contained in such Prospectus corrected in an amendment to the Prospectus, such amendment was delivered to the applicable Indemnified Party in sufficient quantities and a reasonable period of time prior to the closing of any offering and such Indemnified Party failed to deliver or failed to cause to be delivered such Prospectus as so amended to the Person asserting such loss, claim, damage of liability.  Each Selling Person that participates in a Distribution will severally, and not jointly, hold harmless and indemnify the Corporation and each other, and their respective officers, directors and employees, up to an amount equal to the net proceeds to the Selling Person pursuant to that Distribution from and against any losses (other than a loss of profit), claims damages or liabilities to which any of them may be subject under any applicable securities laws or otherwise, insofar as those losses, claims, damages or liabilities (or actions in respect of them) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in any Prospectus under which Registrable Securities were distributed under Sections 4.4 or 4.5 of this Agreement, or any document incidental to the qualifications of those Registrable Securities, in each case which was made in reliance upon and in conformity with information furnished in writing to the Corporation by such Selling Person or its agent pertaining to that Indemnified Party specifically for use in the preparation of the Prospectus, or that arise out of or are based upon the omission or alleged omission to state any material fact required to be stated or necessary to make any such statement not misleading, or any violation by that Selling Person of any applicable securities laws in connection with the qualification or sale of Shares under applicable securities laws; provided, for greater certainty, however, that no Selling Person will be liable in any case to the extent that any loss, claim, damage or liability is based upon an untrue statement or omission made in any Prospectus or other document which is not in reliance upon or in conformity with information pertaining to that Selling Person furnished in writing to the Corporation by that Selling Person or the agents of that Selling Person specifically for use in the preparation of the

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Prospectus.  Solely for the purposes of this indemnity, the Corporation and the Selling Persons shall be the trustee for and act on behalf of each of their respective officers, directors and employees.

(2)                                  If any claim contemplated by this Section 2.3 is asserted against any party, or if any potential claim contemplated by this Section 2.3 comes to the knowledge of any party, the party concerned will notify the Corporation or the Selling Person (whichever is the indemnifying party), as the case may be, as soon as possible of the nature of the claim and the Corporation or the Selling Person, as the case may be, will be entitled (but not required) to assume the defense of any suit brought to enforce that claim.  Any defense will be through legal counsel approved by the party making the claim for indemnification (which approval will not be unreasonably withheld or delayed) and no admission of liability will be made by the Corporation or the Selling Person, as the case may be, or the party making the claim for indemnification without, in each case, the consent of the other party, which consent will not be unreasonably withheld or delayed.  The party making the claim for indemnification will have the right to employ separate counsel in any suit and participate in its defense but the fees and expenses of counsel will be at the expense of the party making the claim for indemnification unless (i) the Corporation or the Selling Person, as the case may be, fails to assume the defense of the suit on behalf of the party making the claim for indemnification within 20 days of receiving notice of the suit; or (ii) the retainer of separate counsel has been authorized by the Corporation or the Selling Person, as the case may be (in each of which cases the Corporation or the Selling Person, as the case may be, will not have the right to assume the defense of the suit on behalf of the party making the claim for indemnification but will be liable to pay the reasonable fees and expenses of counsel for the party making the claim for indemnification).  Each indemnified party will furnish that information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as will be reasonably required in connection with the defense of that claim and litigation resulting from that claim.  Notwithstanding the foregoing, to the extent that the provisions on indemnification contained in an underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will prevail as among the parties to the underwriting agreement.

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